Exhibit 99.1
Company contacts:
Heather Skinner
WD Public Relations
949.672.7920
heather.skinner@wdc.com
Bob Blair
WD Investor Relations
949.672.7834
robert.blair@wdc.com
FOR IMMEDIATE RELEASE:
WD APPOINTS LEYDEN COO AND NICKL SENIOR VP AND CFO
LAKE FOREST, Calif. — Aug. 17, 2010 — Western Digital Corp. (NYSE: WDC) today announced that Tim Leyden has been appointed chief operating officer and Wolfgang Nickl has been named senior vice president and chief financial officer. Both executives report to John Coyne, president and chief executive officer of WD.
     Leyden has been with WD for more than 20 years in a variety of worldwide finance, manufacturing and information technology leadership positions. From Dec. 2001 to May 2007, Leyden served in senior finance capacities at the U.S. subsidiaries of Sage Group PLC.
     Since 2007, Leyden served as executive vice president and chief financial officer of WD. As COO he will have responsibility for the company’s sales, business unit, marketing, operations, engineering
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WD APPOINTS LEYDEN COO AND NICKL SENIOR VP AND CFO

and materials groups. The company’s finance, customer satisfaction, human resources, IT and legal functions will continue to report to John Coyne and business development will now report directly to Coyne.
     Succeeding Leyden in the CFO role, Wolfgang Nickl has served as WD’s vice president of finance since Oct. 2005. Prior to that, Nickl served in leadership positions in the company’s worldwide business operations for several years. He joined WD in 1995 from IBM.
     “These new roles reflect the excellence, depth, passion and experience of the WD leadership team,” said Coyne. “We are pleased to have developed such strong talent at WD as we continue our mission to grow the business profitably and address multiple new markets.”
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.
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Western Digital, WD, and the WD logo are registered trademarks in the U.S. and other countries. Other marks may be mentioned herein that belong to other companies. All other brand and product names mentioned herein are the property of their respective companies.